As filed with the Securities and Exchange Commission on December 19, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Diversified Energy Company plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Corporate Drive
Birmingham, Alabama 35242
Tel: +1 205 408 0909

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Diversified Gas & Oil plc 2017 Equity Incentive Plan
(Full title of the plan)

Bradley G. Gray
Diversified Energy Company plc
1600 Corporate Drive
Birmingham, Alabama 35242
Tel: +1 205 408 0909
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Benjamin Sullivan Diversified Energy Company plc 1600 Corporate Drive Birmingham, Alabama 35242 Tel: +1 205 408 0909	David J. Miller Ryan J. Lynch Latham & Watkins LLP 300 Colorado Street, Suite 2400 Austin, Texas 78701 +1 737 910 7300	James Inness Latham & Watkins (London) LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44 20 7710 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Diversified Energy Company plc (the “Registrant”) hereby incorporates by reference into the Registration Statement the Registrant’s Registration Statement on Form 20-F (as declared effective by the Commission on December 14, 2023), including the description of the Registrant’s Ordinary Shares contained therein, including any amendment or report filed for the purposes of updating, changing or otherwise modifying such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of the Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into the Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Every director, officer or former director or officer of our group may be indemnified against all costs, charges, losses, expenses and liabilities incurred by him in connection with any negligence, default, breach of duty or breach of trust by him in relation to us or in connection with our activities as a trustee of an occupational pension scheme, in the actual or purported exercise of his powers or duties or otherwise as our officer, to the extent permitted under the U.K. Companies Act 2006.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1*	Articles of Association of Diversified Energy Company plc (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on form 20-F filed on November 16, 2023).
4.1*	Diversified Gas & Oil plc 2017 Equity Incentive Plan (incorporated by reference to Exhibit 4.34 to the Registrant’s Registration Statement on form 20-F filed on November 16, 2023).
5.1	Opinion of Latham & Watkins LLP, counsel to the Registrant, regarding the legality of the securities being offered hereby (including consent).
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Pricewaterhouse Coopers LLP, independent registered public accounting firm for the Registrant.
107	Filing Fee Table.

*Incorporated by reference.

Item 9.	Undertakings.

(a)   The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, state of Alabama, on December 19, 2023.

Diversified Energy Company plc

By:	/s/ Robert Russell (“Rusty”) Huston, Jr.
Name:	Robert Russell (“Rusty”) Huston, Jr.
Title:	Co-Founder, Chief Executive Officer and Director

By:	/s/ Bradley G. Gray
Name:	Bradley G. Gray
Title:	President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Russell (“Rusty”) Huston, Jr.	Co-Founder, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2023
Robert Russell (“Rusty”) Huston, Jr.

/s/ Bradley G. Gray	President and Chief Financial Officer	December 19, 2023
Bradley G. Gray	(Principal Financial Officer and Principal Accounting Officer)

/s/ David E. Johnson	Chairman
David E. Johnson		December 19, 2023

/s/ Martin K. Thomas	Vice Chairman
Martin K. Thomas		December 19, 2023

/s/ Kathryn Z. Klaber	Director
Kathryn Z. Klaber		December 19, 2023

/s/ Sylvia J. Kerrigan	Director
Sylvia J. Kerrigan		December 19, 2023

/s/ Sandra M. Stash	Director
Sandra M. Stash		December 19, 2023

/s/ David J. Turner, Jr.	Director
David J. Turner, Jr.		December 19, 2023